IN THE  SUPREME COURT OF BRITISH COLUMBIA
IN BANKRUPTCY
IN  THE MATTER OF THE BANKRUPTCY OF
MARINE GROWTH CANADA LTD.

ORDER BEFORE MASTER DONALDSON	THURSDAY, THE 2nd DAY OF JULY, 2009

UPON the Petition of Greystone Business Credit II, L.L.C. ("Greystone"), a creditor, of 60th floor, 152 West 57th Street, New York, in the State of New York, U.S.A., filed on the 18th day of June, 2009;

AND UPON HEARING Owen James, counsel for the Petitioner, Greystone;

AND it appearing to the Court that the following acts of bankruptcy have been committed:

a)
Marine Growth Canada Ltd. ("MGC") has permitted the execution of a warrant issued on the 5th day of March, 2009, for the seizure of its property to remain unsatisfied for 15 days after seizure by the sheriff; and

b)
MGC has ceased to meet its liabilities generally as they become due, including sums which are currently due and owing in the amount of $2,500 to Building Sea Marine Ltd. And in the amount of $66,883.61 to Allied Shipbuilders Ltd.

THIS COURT ORDERS that MGC, a company duly incorporated pursuant to the laws of British Columbia and having a registered office at 700-555 Burrard Street, Vancouver,
British Columbia, V7X 1M8, be adjudged bankrupt by virtue of a bankruptcy order hereby made on this date.

THIS COURT FURTHER ORDERS that KPMG LLP, of 900-777 Dunsmuir Street, Vancouver, in the Province of British Columbia, be appointed as Trustee of the estate of the bankrupt.

THIS COURT FURTHER ORDERS that the Trustee give security in cash or by bond or suretyship without delay, in accordance with subsection 16(1) of the Bankruptcy and Insolvency Act..

THIS COURT FURTHER ORDERS that the costs of the Petitioner be paid out of the estate of the bankrupt on taxation of the estate.

Dated at Vancouver, British Columbia, this 2" day of July, 2009.

By the Court

Judge of the Court
or Registrar in Bankruptcy

APPROVED AS TO FORM:

Owen J
Counsel to Greystone Business Credit II, L.L.C.

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